Exhibit 99.1

Dime Community Bancshares Announces Retirement of Michael Pucella
James L. Rizzo named to succeed Pucella

BROOKLYN, NY – April 27, 2017 – Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of Dime Community Bank (the "bank"), announced Executive Vice President and Chief Accounting Officer (Principal Financial Officer) Michael Pucella will retire effective July 31, 2017, after 36 years of service with the bank.

Mr. Pucella, who has responsibility for financial reporting, budgeting, real estate development, and tax administration, joined the bank in 1981 and was promoted to Comptroller of the bank in 1989 and of the Company at its inception in 1995, and was subsequently promoted to Executive Vice President of both the Company and the bank in 2009. In 2014, Mr. Pucella was named the Company's Principal Financial Officer.

Dime’s President and Chief Executive Officer, Kenneth J. Mahon, stated, "Mike has been a trusted advisor to me for decades and provided strong leadership and guidance not only in our Finance department, but throughout the Company. Mike also leaves behind a Finance department that is significantly stronger, and has developed a cadre of new leaders to lead Dime in our next phase of growth. We wish Mike and his family all the best in his retirement."

The Company and bank named James L. Rizzo to succeed Mr. Pucella in the role of Principal Financial Officer. Mr. Rizzo, who currently serves as the Comptroller of both the Company and the bank, joined the bank in 1986 in the Finance department and was promoted to Vice President and Comptroller in 1999 and to Senior Vice President in 2011.

"The seamless transition to a strong leader such as Jim shows the deep bench that Mike has built in our Finance department," said Mr. Mahon. "Jim’s strong financial background and long tenure at Dime makes him a perfect fit for this key role."

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.10 billion in consolidated assets as of March 31, 2017. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Director of Investor Relations, 718-782-6200, extension 5260.